Exhibit 99.1

FOR IMMEDIATE RELEASE

Cellu Tissue Holdings, Inc. Announces Fourth Quarter and Full Fiscal Year 2009 Results

Alpharetta, GA — May 7, 2009—Cellu Tissue Holdings, Inc. (the “Company” or “Cellu Tissue”), an established leader in the manufacturing of high-quality business-to-business and consumer tissue grades used in consumer and healthcare products worldwide, today announced consolidated financial results for the fourth quarter and full fiscal year ended February 28, 2009, or fiscal year 2009.

As previously announced, in the second quarter of the fiscal year 2009, the Company completed its acquisition of the Hauppauge, New York and Thomaston, Georgia tissue converting operations of Atlantic Paper & Foil (“APF”).  Accordingly, the fourth quarter 2009 results are impacted by the effects of the purchase accounting related to this transaction and APF’s operating results, as highlighted below.

Fourth Quarter 2009 Operating Results

Net sales for the fourth quarter ended February 28, 2009 totaled $128.4 million, compared to $112.6 million for the comparable period in the prior year, an increase of $15.8 million, or 14.0%.  For the fourth quarter ended February 28, 2009, the Company sold an aggregate of 82,078 tons of tissue hard rolls, machine-glazed paper hard rolls and converted paper products.  This is an increase of 2,801 tons, or 3.5%, from the comparable period in the prior year. The increase in net sales for the fourth quarter ended February 28, 2009 was primarily the result of the APF acquisition and organic growth in converted tissue sales, offset by lower tissue hard roll and machine-glazed sales.

Net sales within the Tissue Segment for the fourth quarter ended February 28, 2009 totaled $100.3 million, an increase of 19.5%, from $83.9 million for the comparable period in the prior year.  The increase experienced by the Tissue Segment is attributable to the acquisition of APF and organic growth in converted tissue sales, offset by lower tissue hard roll sales as more hard rolls were utilized internally to support the converting business.   Net sales within the Machine-Glazed Paper Segment for the same period totaled $26.4 million, a decrease of 8.0%, from $28.7 million for the comparable period in the prior fiscal year.   The decrease experienced by the Machine-Glazed Paper Segment is driven by both a decrease in tonnage sold and a decrease in net selling price per ton over the comparable period in the prior year.  Net sales within the Foam Segment, which was part of the APF acquisition, for the fourth quarter ended February 28, 2009 totaled $1.7 million.

For the fourth quarter ended February 28, 2009, the Company reported gross profit of $16.0 million, or 12.5%, of net sales, compared to $11.3 million, or 10.0%, of net sales for the comparable period in the prior fiscal year.  The increase in gross profit is primarily attributable to a continued improvement in product mix and favorable energy and pulp costs per ton over the comparable period in the prior fiscal year.

Income from operations for the fourth quarter ended February 28, 2009 was $8.5 million compared to $4.1 million for the comparable period in the prior fiscal year.  Income from operations in the Tissue Segment during this period was $8.7 million compared to $4.4 million for the fourth quarter in the prior fiscal year.  Income from operations in the Machine-Glazed Paper Segment for the fourth quarter ended February 28, 2009 was $0.4 million compared to a loss of $0.3 million for the fourth quarter in the prior fiscal year.  Income from operations in the Foam Segment for the fourth quarter ended February 28, 2009 was $0.2 million.  The overall increase is the result of the increase in gross profit as noted above, offset partially by amortization expense during the quarter related to amortization of the intangible assets recorded in connection with the APF acquisition and an increase in selling, general and administrative expenses from the comparable period in the prior fiscal year.  Included in the 2008 fiscal year fourth quarter results is $2.1 million related to incurred costs for an acquisition that did not transpire.

For the fourth quarter ended February 28, 2009, the Company reported pretax income of $2.1 million, compared to a pretax loss of $.8 million for the comparable period in the prior fiscal year.  For the fourth quarter ended February 28, 2009, the Company reported net income of $4.0 million, compared to net income of $2.7 million for the comparable period in the prior fiscal year.  Included in 2009 fiscal year fourth quarter net income is an income tax benefit of $1.9 million.  This tax benefit primarily resulted from a recorded benefit associated with changes in our effective state tax rates, which are expected to be realized in the future.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the fourth quarter ended February 28, 2009 totaled $15.7 million, compared to $10.0 million for the comparable period in the prior fiscal year.

Fiscal Year 2009 Operating Results

Net sales totaled $519.0 million for fiscal year 2009, compared to $443.1 million in the prior fiscal year, an increase of $75.9 million, or 17.1%.    A significant portion of this increase related to our tissue segment, as a result of the APF acquisition.  Net sales were also favorably impacted by improvements in price and mix and net selling price per ton increased from $1,397 for fiscal year 2008 to $1,549 for fiscal year 2009.  For fiscal year 2009, the Company reported gross profit of $54.9 million, an increase of $13.2 million, or 31.7% from $41.7 million in the prior fiscal year.  This increase reflects both the increase in sales noted above and an increase in gross profit as a percentage of sales from 9.4% in fiscal year 2008 to 10.6% in fiscal year 2009.  The increase in gross profit as a percentage of sales reflects the noted improvements in product mix and prices, partially offset by increases in pulp and energy costs.

Income from operations for fiscal year 2009 was $30.2 million compared to $19.6 million in the prior fiscal year.   The increase in income from operations for fiscal year 2009 over the comparable period in the prior fiscal year is due to the improvement in gross profit noted above offset by an increase in selling, general and administrative expenses, which relates to increases in workers compensation expense, bad debt expense due to two customer bankruptcies and an increase in incentive compensation expense associated with strong business performance.  Included in income from operations for fiscal year 2008 is $2.1 million related to costs incurred related to an acquisition that did not transpire.

For fiscal year 2009, the Company reported a pretax income of $5.9 million compared to a pretax loss of $.2 million in the prior fiscal year.     Despite experiencing pretax income for fiscal year 2009, the Company recorded a tax benefit of $.6 million.  This tax benefit primarily resulted from changes in our effective state tax rates, which are expected to be realized in the future and generation of foreign tax credits related to foreign source income.  For fiscal year 2009, the company experienced net income of $6.6 million compared to $3.7 million in the prior fiscal year.

EBITDA for the fiscal year 2009 totaled $57.2 million, compared to $44.0 million in the prior year.

Russell C. Taylor, President and Chief Executive Officer of Cellu Tissue, commented: “We are very pleased with our fourth quarter results and our fiscal 2009 full year results.  We have fully integrated our second quarter acquisition of Atlantic Paper & Foil into Cellu Tissue.  Our Company is realizing strong organic growth in tissue converting sales resulting from our capital investments to expand existing manufacturing capabilities coupled with the additional converting capacity, expanded market coverage and operational flexibility provided by the acquisition.  Despite ongoing macroeconomic weakness, we believe our complete product offering, competitive position, and vertically integrated manufacturing will support continued EBITDA growth.”

Fiscal Year 2010 Guidance

The continued success of our strategy to grow converted tissue product sales, supported by the APF Acquisition during the second quarter of fiscal year 2009, combined with continuing improvements in our underlying operations, has had a meaningful impact on our financial performance. Given these factors, we have elected to provide our view of the impact of these improvements on our future results.

We expect that fiscal year 2010 ADJUSTED EBITDA (as defined below) will be between $75.0 million and $80.0 million. As depicted on the attached ADJUSTED EBITDA schedule, ADJUSTED EBITDA was approximately $17.0 million during both the third and fourth quarters of fiscal year 2009 which annualizes to a run rate of approximately $69.0 million and includes the operating results of APF for such quarters. Building on this base of performance, we expect fiscal year 2010 results to reflect the following improvements:

•                  Continued strong growth in converted tissue product sales;

•                  Favorable impact on energy and fiber costs from recently completed capital projects;

•                  Lower energy costs, reflecting in-place hedges and lower open market energy costs; and

•                  Accelerated realization of synergies associated with the APF acquisition.

Additionally, we expect pulp costs, which started to decline during our third quarter of fiscal year 2009, to be somewhat lower than during the second half of last year; however, these declines are reflected in current pricing levels and are not a material part of our projected improvements.

Our results through the first two months of the first quarter of fiscal year 2010 are consistent with the $75.0 million to $80.0 million ADJUSTED EBITDA projections.  If the third month’s results are consistent with the first two months, ADJUSTED EBITDA for the first quarter will be approximately $20.0 million.

Notice Relating to the Use of Non-GAAP Measures

Attached to this press release are tables setting forth the Company’s fiscal fourth quarter and annual consolidated statements of operations, financial position and selected consolidated financial data, including information concerning the Company’s cash flow position, selected consolidated segment data, reconciliations of consolidated net income from operations to consolidated EBITDA and reconciliations of consolidated EBITDA to consolidated ADJUSTED EBITDA.   EBITDA and ADJUSTED EBITDA are not measures of performance under U.S. generally accepted accounting principles and should not be considered in isolation or used as a substitute for income from operations, net income, net cash provided by operating activities, or other operating or cash flow data prepared in accordance with generally accepted accounting principles.  The Company has presented EBITDA and ADJUSTED EBITDA because it believes that it is widely accepted that EBITDA and ADJUSTED EBITDA provide useful information regarding a company’s ability to service debt.   The Company has presented ADJUSTED EBITDA experienced for fiscal year 2009 and projected for fiscal year 2010 as a result of the continued growth of our converting business and the continuing improvements in our underlying operations.  ADJUSTED EBITDA is defined as EBITDA adjusted for items which are either non-cash in nature or expenses that are considered outside the normal operations of the business, in particular certain acquisition related costs, state sales tax items, nonrecurring legal and accounting fees and non-cash compensation.

Cellu Tissue’s management invites you to listen to its conference call on May 8, 2009 at 10:00 a.m. EST regarding fiscal fourth quarter and full fiscal year 2009 consolidated financial results.  The dial-in number is (877) 941-2934 or International (480) 293-0629; participant code 100563.   A taped replay of the conference call will be available after

12:00 p.m. May 8, 2009 until May 22, 2009.  The number to call for the taped replay is (800) 475-6701 or International (320) 365-3844, access code 100563.

Cellu Tissue Holdings, Inc. is a manufacturer of converted tissue products, tissue hard rolls and machine-glazed paper used in the manufacture of various end products, including diapers, facial and bath tissue, assorted paper towels and food wraps.  Cellu Tissue’s customers include major North American retailers and away-from-home tissue products distributors; producers of branded and private label disposable consumer absorbent and tissue products; and third-party converters of hard rolls.  Cellu Tissue services a diverse group of high-quality customers, with two of its top 10 customers belonging to the Fortune 150 group of companies.

For more information, contact Cellu Tissue Holdings, Inc. at www. cellutissue.com.

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to statements regarding the Company’s future financial performance and the statements under the heading Fiscal Year 2010 Guidance.  Such statements and any other forward-looking statements are subject to risks, assumptions and uncertainties that may cause the statements to be inaccurate and readers are cautioned not to place undue reliance on such statements, including risks related to energy and fiber costs, the growth of our converted tissue business and synergies relating to the APF Acquisition and any other risks described in our Annual Report on Form 10-K/A for the fiscal year ended February 29, 2008 and subsequent filings with the SEC.  All forward-looking statements included in this release are based upon information available to the Company as of the date of the release and speak only as of the date of the release.  The Company assumes no obligation to update or revise any such forward-looking statements.

CELLU TISSUE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Dollars, in thousands)

	Three Months Ended
	February 28, 2009	February 29, 2008

Net sales	$128,440	$112,634
Cost of goods sold	112,424	101,372
Gross profit	16,016	11,262

Selling, general and administrative expenses	6,241	4,788
Terminated acquisition-related transaction costs	—	2,078
Stock and related compensation expense	200	—
Vesting of stock option/restricted stock grants	250	261
Amortization expense	811	—
Income from operations	8,514	4,135

Interest expense, net	(6,758)	(4,904)
Foreign currency gain	406	4
Other expense	(66)	(55)
Income before income tax benefit	2,096	(820)

Income tax benefit	(1,880)	(3,477)
Net income	$3,976	$2,657

CELLU TISSUE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars, in thousands)

	Fiscal Year Ended	Fiscal Year Ended
	February 28, 2009	February 29, 2008

Net sales	$519,023	$443,081
Cost of goods sold	464,118	401,352
Gross profit	54,905	41,729

Selling, general and administrative expenses	20,729	18,662
Terminated acquisition-related transaction costs	—	2,078
Stock and related compensation expense	200	551
Vesting of stock option/restricted stock grants	940	808
Amortization expense	2,873	—
Income from operations	30,163	19,630

Interest expense, net	(24,709)	(19,870)
Foreign currency gain (loss)	562	(100)
Other (expense) income	(67)	133
Income before income tax benefit	5,949	(207)

Income tax benefit	(611)	(3,909)
Net income	$6,560	$3,702

CELLU TISSUE HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars, in thousands)

	February 28	February 29
	2009	2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$361	$883
Receivables, net	54,066	44,543
Inventories	47,216	33,997
Prepaid expenses and other current assets	1,847	3,746
Reserved cash	239	209
Income tax receivable	174	177
Deferred income taxes	3,515	7,157
TOTAL CURRENT ASSETS	107,418	90,712
PROPERTY, PLANT AND EQUIPMENT, NET	301,988	310,488
GOODWILL	41,020	11,335
OTHER INTANGIBLES, NET	31,673	9,400
RESERVED CASH	1,050	1,035
OTHER ASSETS	898	247
TOTAL ASSETS	$484,047	$423,217

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Bank overdrafts	$3,285	$—
Revolving line of credit	18,531	9,800
Accounts payable	16,726	24,056
Accrued expenses	26,548	19,086
Accrued interest	10,160	8,254
Other current liabilities	17,449	15,000
Current portion of long-term debt	760	760
TOTAL CURRENT LIABILITIES	93,459	76,956
LONG-TERM DEBT, LESS CURRENT PORTION	242,362	198,087
DEFERRED INCOME TAXES	75,111	81,940
OTHER LIABILITIES	5,378	20,149
STOCKHOLDERS’ EQUITY	67,737	46,085
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$484,047	$423,217

SUMMARY OF CONSOLIDATED CASH FLOW ACTIVITY

(Dollars, in thousands)

	Fiscal Year Ended	Fiscal Year Ended
	February 28, 2009	February 29, 2008
OPERATING ACTIVITIES
Net income	$6,560	$3,702
Stock-based compensation	940	808
Deferred income taxes	(2,233)	(6,964)
Accretion of debt discount	1,835	616
Amortization of debt issuance costs	307	—
Amortization of intangibles	2,873	—
Derivative loss (gain)	243	(171)
Depreciation	23,656	24,146
Changes in working capital	(10,121)	(2,342)
Net cash provided by operating activities	24,060	19,795

INVESTING ACTIVITIES
Cash paid for acquisition, net of cash received	(64,155)	(43,663)
Capital expenditures	(16,402)	(20,478)
Net cash used in investing activities	(80,557)	(64,141)

FINANCING ACTIVITIES
Equity investment by shareholders	15,001	(32)
Cash portion of earnout payment	(7,027)	—
Bank overdrafts	3,285	—
Payments of long-term debt	(760)	(575)
Borrowings on revolving credit facility	85,448	69,600
Repayments on revolving credit facility, net	(76,717)	(59,800)
Proceeds from note offering	36,900	20,000
Debt issuance costs	(886)	—
Net cash provided by financing activities	55,244	29,193
Effect of foreign currency	731	(225)
Net decrease in cash and cash equivalents	(522)	(15,378)
Cash and cash equivalents at beginning of period	883	16,261
Cash and cash equivalents at end of period	$361	$883

CELLU TISSUE HOLDINGS, INC.

CONSOLIDATED BUSINESS SEGMENT INFORMATION (Unaudited)

(Dollars, in thousands)

BUSINESS SEGMENTS

	Three Months Ended
	February 28, 2009	February 29, 2008
NET SALES:
Tissue	$100,284	$83,885
Machine-Glazed Paper	26,472	28,749
Foam	1,684	—
Consolidated	$128,440	$112,634

INCOME (LOSS) FROM OPERATIONS:
Tissue	$8,664	$4,442
Machine-Glazed Paper	414	(307)
Foam	247	—
Segment income from operations	9,325	4,135
Amortization expense	(811)	—
Consolidated	$8,514	$4,135

	Year Ended	Year Ended
	February 28, 2009	February 29, 2008
NET SALES:
Tissue	$400,640	$333,342
Machine-Glazed Paper	114,376	109,739
Foam	4,007	—
Consolidated	$519,023	$443,081
INCOME (LOSS) FROM OPERATIONS:
Tissue	$29,424	$19,775
Machine-Glazed Paper	3,114	(145)
Foam	498	—
Segment income from operations	33,036	19,630
Amortization expense	(2,873)	—
Consolidated	$30,163	$19,630

CELLU TISSUE HOLDINGS, INC.

RECONCILIATION OF CONSOLIDATED NET INCOME TO EBITDA

(Unaudited) (Dollars, in thousands)

	Three Months Ended
	February 28, 2009	February 29, 2008

NET INCOME	$3,976	$2,657
Add back:
Depreciation	6,042	5,799
Amortization	811	—
Interest expense	6,763	5,016
Income tax benefit	(1,880)	(3,477)
EBITDA	$15,712	$9,995

	Year Ended	Year Ended
	February 28, 2009	February 29, 2008

NET INCOME	$6,560	$3,702
Add back:
Depreciation	23,656	24,146
Amortization	2,873	—
Interest expense	24,757	20,057
Income tax benefit	(611)	(3,909)
EBITDA	$57,235	$43,996

CELLU TISSUE HOLDINGS, INC.

RECONCILIATION OF CONSOLIDATED EBITDA TO CONSOLIDATED ADJUSTED EBITDA

FISCAL YEAR 2009 AND FORECASTED FISCAL YEAR 2010

(Unaudited) (Dollars, in thousands)

	Three Months Ended	Three Months Ended	Three Months Ended	Three Months	Year Ended
	May 29, 2008	August 28, 2008	November 27, 2008	Ended February 28, 2009	February 28, 2009

EBITDA	$12,417	$12,292	$16,814	$15,712	$57,235
Add back (A) :
Inventory step-up adjustment (1)	—	283	—	—	283
APF transition costs (2)	—	334	39	—	373
Equipment/facility moves (3)	—	—	—	282	282
Mississippi sales & use tax (4)	258	—	—	—	258
Terminated acquisition costs (5)	117	115	—	—	232
Legal/accouting fees (6)	—	—	—	751	751
Stock compensation (7)	219	227	244	450	1,140
ADJUSTED EBITDA (9)	$13,011	$13,251	$17,097	$17,195	$60,554

Forecasted
Fiscal Year Ended
February 28, 2010

EBITDA	$74,000-$79,000
Add back:
Stock compensation (7)	1,000
ADJUSTED EBITDA (8)	$75,000-$80,000

(A)	Add backs represent adjustments to EBITDA for items which are either noncash in nature or expenses that are considered outside the normal operations of the business as more fully explained below:
(1)	Amortization of adjustment to inventory to increase to fair market value related to purchase accounting for APF Acquisition, which is included in cost of goods sold.
(2)	Transition costs related to APF Acquisition.
(3)	Costs incurred to move napkin line from Neenah to Thomaston and to move Hauppauge operations to Central Islip.
(4)	Assessment based on audit of prior periods.
(5)	Acquisition related costs incurred in connection with terminated acquisition.
(6)

Legal and accounting fees incurred with respect to restatements of the Company’s consolidated financial statements for the fiscal year ended February 29, 2008 and for the first and second quarters of fiscal year 2009.

(7)	Non cash compensation expense related to the vesting of restricted stock awards and cash payment of taxes associated with such awards.
(8)	Range estimate from $75.0 million to $80.0 million.
(9)	ADJUSTED EBITDA includes the operating results of APF, from the date of acquisition (July 2, 2008) through February 28, 2009 and does not include any proforma results for APF.